SCHEDULE 14A
                               (RULE 14A -- 101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

     Filed by Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission

      Only (as permitted by Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                                ----------------
                               THE AES CORPORATION
                                ----------------

                (Name of Registrant as Specified in its Charter)

                               ----------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14-a6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:
        Common Stock, par value $0.01 per share
        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       Not Applicable
       -------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

       Not Applicable
      --------------------------------------------------------------------------

    5) Total Fee paid:

       None
     --------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided  by Exchange  Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

       -------------------------------------------------------------------------

   (2) Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------

   (3) Filing Party:

       -------------------------------------------------------------------------

   (4) Date Filed:

       -------------------------------------------------------------------------

================================================================================

                                   [AES LOGO]

                               The AES Corporation
                             1001 North 19th Street
                            Arlington, Virginia 22209

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON TUESDAY, APRIL 21, 1998



March 30, 1998

The Annual Meeting of Stockholders of The AES Corporation (the "Company") will be held on Tuesday, April 21, 1998, at 9:30 a.m. in the Company's corporate offices at 1001 North 19th Street, Arlington, Virginia. Doors to the meeting will open at 8:30 a.m.

The meeting will be conducted:

     o To elect a board of nine directors;

     o To consider and vote on a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year 1998 (approved by the Board of Directors and set forth in the following Proxy Statement);

     o To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 3, 1998 will be entitled to notice of and to vote at this meeting.

                                        /s/ William R. Luraschi
                                        William R. Luraschi
                                        Vice President and Secretary



     EACH STOCKHOLDER IS REQUESTED TO EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY. A PREPAID ENVELOPE IS ENCLOSED FOR RETURNING PROXIES (SEE DIRECTIONS ON PROXY CARD).

================================================================================

PROXY STATEMENT

March 30, 1998

The  accompanying  proxy  is  solicited  by the  Board of  Directors  of The AES
Corporation (the "Company" or "AES") for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 21, 1998 at 9:30 a.m. at the Company's corporate offices at 1001 North 19th Street, Arlington, Virginia 22209, or at any adjournment of such meeting. This Proxy Statement and accompanying proxy are first being sent or given to stockholders on or about March 30, 1998. If the proxy is properly executed and returned by mail, the shares it represents will be voted at the meeting in accordance with the instructions noted thereon. If no instructions are specified, the shares will be voted for the election of the directors and in accordance with the Board of Directors' recommendations as set forth herein. Any stockholder executing a proxy has the power to revoke it at any time before it is voted by filing with the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date, or by attending the Annual Meeting of Stockholders and voting in person. Proxies marked as abstentions, or to withhold a vote from a nominee as a director in the case of the election of directors, will have the effect of a negative vote. Broker non-votes (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise his discretionary authority with respect thereto) will be considered as present at the meeting but not entitled to vote with respect to the particular matter and will therefore have no effect.

The only securities of the Company entitled to be voted are shares of Common Stock, and only holders of record of Common Stock at the close of business on March 3, 1998 are entitled to notice of and to vote at the meeting. Holders of Common Stock are entitled to one vote per share. There were 175,155,897 shares of Common Stock outstanding at the close of business on March 3, 1998. The Company's Annual Report for the fiscal year ended December 31, 1997 is being delivered concurrently with this Proxy Statement.


PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is composed of nine members, seven of whom are not officers of or otherwise employed by the Company. The Board of Directors met 11 times, including 7 telephonic meetings, in 1997. Directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified. Directors shall be elected by a majority of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders, at which a quorum is present.

Roger W. Sant co-founded AES with Dennis Bakke in 1981. He has been Chairman of the Board and a director of AES since its inception and he held the office of Chief Executive Officer through December 31, 1993. He currently is Chairman of The Boards of Directors of The Summit Foundation and World Wildlife Fund U.S. and serves on the Board of Directors of World Resources Institute, World Wide Fund for Nature, and Marriott International, Inc. He was Assistant Administrator for Energy Conservation and the Environment of the Federal Energy Agency ("FEA") from 1974 to 1976 and the Director of the Energy Productivity Center, an energy research organization affiliated with The Mellon Institute at Carnegie-Mellon University, from 1977 to 1981.

Dennis W. Bakke co-founded AES with Roger Sant in 1981 and has been a director of AES since 1986. He has been President of AES since 1987 and Chief Executive
Officer since January 1, 1994. From 1987 to 1993, he served as Chief Operating Officer of AES; from 1982 to 1986, he served as Executive Vice President of AES; and from 1985 to 1986, he also served as Treasurer of AES. He served with Mr. Sant as Deputy Assistant Administrator of the FEA from 1974 to 1976 and as Deputy Director of the Energy Productivity Center from 1978 to 1981. He is a trustee of the Rivendell School and a member of the Board of Directors of MacroSonixs Corporation.

Alice F. Emerson has been a director of AES since 1993. She is the Senior Fellow at The Andrew W. Mellon Foundation, and was President of Wheaton College in Massachusetts from 1975 to 1991, and prior to that served as Dean of Students at the University of Pennsylvania. She is a member of the Boards of Directors of the World Resources Institute, the BankBoston Corporation, Champion International Corporation, Eastman Kodak Company, Public/Private Ventures and Salzburg Seminar.

Robert F. Hemphill, Jr. has been a director of AES since June 1996. He served as Executive Vice President of AES from 1982 to June 1996. He currently is the Managing Director of Toucan Ventures (an international venture capital firm). He also serves on the Board of Pridtronics, Inc., an electrical equipment manufacturing firm.

Frank Jungers was an advisor to the Board of AES from 1982 to 1983 and has been a director of AES since 1983 and since then has been consultant to various companies since prior to 1993. Mr. Jungers is the retired Chairman of the Board and Chief Executive Officer of the Arabian American Oil Company. He currently serves on the Boards of Directors of Georgia-Pacific Corporation, Thermo Electron Corporation, Thermo Ecotek Corporation, ThermoQuest Corporation, Esco Corporation, and Donaldson, Lufkin & Jenrette, Inc. He is also Chairman of the Advisory Board of Common Sense Partners, L.P. He is Chairman of the College of Engineering Development Committee and member of the Visiting Committee, The University of Washington. He is also Advisory Trustee of the Board of Trustees, The American University in Cairo and serves as a Trustee to the High Desert Museum.

John H. McArthur has been a director of AES since January 1997. He is the retired Dean of the Harvard Business School, and has been a private business consultant and investor in various companies since prior to 1993. He serves as Senior Advisor to the President of the World Bank Group. He is a member of the Boards of Directors of BCE Inc., Cabot Corporation, Glaxo Wellcome plc, Rohm & Haas Corporation, Springs Industries, Inc., and the Vincam Group, Inc. He also serves in various capacities with non-profit health and education organizations in America, Canada, Europe, and Asia.

Hazel R. O'Leary has been a director of AES since April 1997. Mrs. O'Leary previously served on AES's Board of Directors from September 1988 to June 1989. Mrs. O'Leary was the seventh Secretary of the United States Department of Energy from 1993 to 1997. She currently is a private businesswoman, consultant and attorney to a diverse group of domestic and international energy and sustainable development firms. Prior to serving as U.S. Secretary of Energy, she served as president of the natural gas subsidiary of Northern States Power Company, and before that as Executive Vice President of Northern States Power Company. She also serves on the Board of ICF Kaiser International.

Thomas I. Unterberg has been a director of AES since 1984 and from 1982 to 1983. He has been a Managing Director of C.E. Unterberg, Towbin (an investment banking firm) since 1989, having been a Managing Director of Shearson Lehman Brothers Inc., from 1987 through 1988. He currently serves on the Boards of Directors of Electronics for Imaging, Inc., Systems and Computer Technology Corporation, Fractal Design Corporation, ECCS, Inc., and Scan Vec Co (1990) Ltd.

During 1997, Unterberg Harris, an affiliate of C.E. Unterberg, Towbin, the investment banking firm in which Mr. Unterberg is a Managing Director, acted as a co-managing underwriter for three financial offerings of the Company including
(i) the March offering of five million $2.6875 Term Convertible Securities, Series A, (ii) the March offering of 2.55 million shares of Common Stock, par value $0.01 per share and (c) the October offering of six million $2.75 Term Convertible Securities, Series B.

Robert H. Waterman, Jr. was an advisor to the Board of AES from 1983 to 1985 and has been a director of AES since 1985. He is the founder and has been the Chief Executive Officer of The

Waterman Group, Inc. (a business consulting firm) since 1985. His business includes research and writing, consulting and venture management. He is a co-author of In Search of Excellence, and the author of The Renewal Factor, Adhocracy -- The Power to Change and What America Does Right, each of which is a book on business management. He currently serves on the Board of Directors of McKesson Corporation, is Chairman of the Board of MindSteps, Inc., and serves on the Boards of several non-profit organizations including the World Wildlife Fund.

--------------------------------------------------------------------------------
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth, as of February 1, 1998, the beneficial ownership of the Company's Common Stock by (a) each director and named executive officer,
(b) all directors and executive officers as a group and (c) all persons who own more than five percent (5%) of the Company's Common Stock. Unless otherwise indicated, each of the persons and group listed below has sole voting and dispositive power with respect to the shares shown.

                                                                                        POSITION HELD
NAME                                                            AGE                    WITH THE COMPANY
-------------------------------------------------------------- -----  -------------------------------------------------
SHARES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS
 Roger W. Sant ...............................................  66    Chairman of the Board and Director
 Dennis W. Bakke # ...........................................  52    President, Chief Executive Officer and Director
 Vicki Ann Assevero %+ .......................................  45    Director
 Alice F. Emerson +@ .........................................  66    Director
 Robert F. Hemphill, Jr. %+ ..................................  54    Director
 Frank Jungers +@ ............................................  71    Director
 Henry R. Linden %+ ..........................................  76    Director
 John H. McArthur %+ .........................................  64    Director
 Hazel R. O'Leary + ..........................................  61    Director
 Thomas I. Unterberg %+ ......................................  67    Director
 Robert H. Waterman, Jr. +@# .................................  61    Director
 Thomas A. Tribone ...........................................  45    Senior Vice President
 Mark F. Fitzpatrick .........................................  47    Senior Vice President
 Barry J. Sharp ..............................................  38    Senior Vice President and Chief
                                                                      Financial Officer
 All directors and executive officers as a group (25 persons).
SHARES BENEFICIALLY OWNED BY OTHERS

 NationsBank Corporation .....................................  Address: South Tryon Street
                                                                         NationsBank Plaza
                                                                         Charlotte, NC 28255




                                                                 SHARES OF COMMON
                                                                STOCK BENEFICIALLY       % OF
NAME                                                                OWNED(1)(2)      CLASS(1) (2)
-------------------------------------------------------------- -------------------- -------------
SHARES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

 Roger W. Sant ...............................................      21,858,284(3)        12.36
 Dennis W. Bakke # ...........................................      18,105,930(4)        10.30
 Vicki Ann Assevero %+ .......................................          19,280              *
 Alice F. Emerson +@ .........................................          37,154              *
 Robert F. Hemphill, Jr. %+ ..................................       1,661,546(5)           *
 Frank Jungers +@ ............................................       1,115,654(6)           *
 Henry R. Linden %+ ..........................................          59,198              *
 John H. McArthur %+ .........................................           7,078              *
 Hazel R. O'Leary + ..........................................             662              *
 Thomas I. Unterberg %+ ......................................       1,264,193(7)           *
 Robert H. Waterman, Jr. +@# .................................         667,195(8)           *
 Thomas A. Tribone ...........................................         475,121              *
 Mark F. Fitzpatrick .........................................         369,975(9)           *
 Barry J. Sharp ..............................................         343,878(10)          *
 All directors and executive officers as a group (25 persons).      52,959,980(11)       30.07
SHARES BENEFICIALLY OWNED BY OTHERS

 NationsBank Corporation .....................................      11,055,984(12)        6.32

----------

%    Member of the Financial Audit Committee.

+    Member of the Environmental, Safety and Social Responsibility Committee.

@    Member of the Compensation Committee.

#    Member of the Nominating Committee.

* Shares held represent less than 1% of the total number of outstanding shares of Common Stock of the Company.

(1) Shares beneficially owned and deemed to be outstanding include Common Stock of the Company issued or issuable, on or before April 1, 1998, (a) upon exercise of outstanding options, (b) upon exercise of warrants, (c) under the Deferred Compensation Plan for Executive Officers, (d) under the Deferred Compensation Plan for Directors, (e) under The AES Corporation Profit Sharing and Stock Ownership Plan and the Employee Stock Ownership Plan, and (f) under the Supplemental Retirement Plan.

(2) Includes (a) the following shares issuable upon exercise of options: Mr. Sant -- 1,080,386 shares; Mr. Bakke -- 677,049 shares; Mr. Tribone -- 298,655 shares; Mr. Fitzpatrick -- 122,605 shares; Mr. Sharp -- 230,675 shares; Ms. Assevero -- 19,280 shares; Dr. Emerson -- 29,350 shares; Mr. Hemphill -- 6,180 shares; Mr. Jungers -- 23,484 shares; Dr. Linden -- 2,472 shares; Mr. McArthur -- 6,180 shares; Mr. Unterberg -- 23,484 shares; Mr. Waterman -- 23,484 shares; all directors and executive officers as a group -- 3,960,666 shares; (b) the following units issuable under the Deferred Compensation Plan for Executive Officers: Mr. Sant -- 29,160 shares; all executive officers as a group -- 29,160 shares; (c) the following units issuable under the Deferred Compensation Plan for Directors: Dr. Emerson -- 7,186; Mr. Jungers -- 80,720; Dr. Linden -- 56,726; Mr. McArthur -- 898;
     Ms. O'Leary -- 662; Mr. Unterberg -- 116,645 ; Mr. Waterman -- 116,082; all directors as a group 378,919; (d) the following shares held in The AES Corporation Profit Sharing and Stock Ownership Plan and the Employee Stock Ownership Plan: Mr. Sant -- 292,425 shares; Mr. Bakke -- 279,814 shares; Mr. Hemphill -- 198,712 shares; Mr. Tribone --56,304 shares; Mr. Fitzpatrick -- 86,785 shares; Mr. Sharp -- 45,254 shares; all executive officers as a group --1,435,508 shares; and (e) the following units issuable under the Supplemental Retirement Plan: Mr. Sant -- 3,939; Mr.
     Bakke  --  5,347;  Mr.  Hemphill  --  1,298;  Mr.  Tribone  --  1,116;  Mr.
     Fitzpatrick -- 783; Mr. Sharp -- 876; all executive officers and directors as a group -- 18,606.

(3) Includes 14,775,652 shares held jointly by Mr. Sant and his wife. Also includes 806,482 shares held by his wife, 199,870 held in an IRA for the benefit of Mr. Sant, 578,928 shares in a trust for Mr. Sant, and 129,742 shares held in an IRA for the benefit of his wife. In addition, includes 2,293,269 shares held by The Summit Foundation, of which Mr. Sant disclaims beneficial ownership. Also includes term convertible securities, Series A and Series B, convertible into an aggregate of 737,993 shares of common stock held in trust for Mr. and Mrs. Sant. Mr. and Mrs. Sant can be reached c/o The AES Corporation, 1001 N. 19th Street, Arlington, Virginia 22209.

(4) Includes 9,521,661 shares held jointly by Mr. Bakke and his wife, 64,370 shares held by his children, and 878,087 shares held by his wife, and 282,066 shares held by the Mustard Seed Foundation, of which Mr. Bakke disclaims beneficial ownership. Mr. and Mrs. Bakke can be reached c/o The AES Corporation, 1001 N. 19th Street, Arlington, Virginia 22209.

(5)  Includes 10,652 shares held in an IRA for the benefit of Mr. Hemphill.

(6) Includes 52,781 shares held by Mr. Jungers's wife and 565,485 shares held by FJF, Inc.

(7) Includes 9,652 shares held by Mr. Unterberg's wife, of which Mr. Unterberg disclaims beneficial ownership.

(8) Includes 4,740 and 92 shares, held in IRAs for Mr. Waterman and his wife, respectively, and 522,790 shares held in a family trust.

(9) Includes 153,314 shares held jointly by Mr. Fitzpatrick and his wife, and 3,976 and 2,512 shares held in IRAs for the benefit of Mr. Fitzpatrick and his wife, respectively.

(10) Includes 67,073 shares held jointly by Mr. Sharp and his wife.

(11) Includes 2,929,242 shares held jointly by one executive officer and his wife, and 238,402 shares held in trust for his children, and 577,200 shares held in a family trust. Includes 1,138,755 shares held jointly by another executive officer and his wife, and 61,116 shares held in trust for his children. Includes 55 shares held by another executive officer's wife. Includes 4,962 shares held by another executive officer for his children. Includes 10,400 shares held jointly by another officer and his wife.

(12) Of this aggregate number, NationsBank Corporation, including it's affiliates, NB Holdings Corporation, NationsBank, N.A., NationsBank Texas Bancorporation, Inc., NationsBank of Texas, N.A., Trade Street Investment Associates, Inc., and Boatmen's Trust Company, reported on SEC Form SC-13GA filed with the Securities Exchange Commission dated March 6, 1998, that it had (a) sole voting power on 11,025,984 shares, (b) shared voting power on 30,000 shares, (c) sole dispositive power on 9,742,016 shares and (d) shared dispositive power on 1,272,484 shares.

--------------------------------------------------------------------------------

COMPENSATION OF DIRECTORS



Directors who are also officers of AES are not paid any fees or additional compensation for service as members of AES's Board of Directors or any committee thereof. Each director who is not employed by AES received $26,000 as annual compensation for service on the Board of Directors for 1997, and $1,000 for each board meeting attended in person and $500 for each meeting in which he or she participated by telephone conference, held in 1997. For 1998, the Director's annual compensation has been increased to $30,000. The directors may elect to receive their fees in cash, or defer the compensation pursuant to the Deferred Compensation Plan for Directors. All directors are reimbursed for travel and other related expenses incurred in attending Board and committee meetings. Directors who are not employed by AES are not eligible to participate in AES's employee benefit plans but participate in The AES Corporation Stock Option Plan for Outside Directors which was adopted in 1992. Under the terms of the plan, the Company issues options to purchase shares of the Company's Common Stock at a price equal to 100% of the fair market value on the date the option is granted. Directors eligible to participate in the plan receive options annually to purchase common stock valued at 50% of the annual fees payable to directors, as determined by the Black-Scholes formula on a basis consistent with the Company's stock option program. These options become eligible for exercise in installments of 50% at the end of each of the first two years.



COMMITTEES OF THE BOARD

The Board has four standing committees: the Financial Audit Committee, the Environmental, Safety and Social Responsibility Committee, the Nominating Committee, and the Compensation Committee.

The Financial Audit Committee recommends which firm will be appointed by the Board of Directors as independent auditor to examine AES's financial statements and to perform services related to the audit. The Financial Audit Committee reviews the scope and results of the audit with the independent auditors, reviews with the Company and the independent auditors AES's interim and year-end operating results, considers the adequacy of the internal accounting and control procedures of AES, reviews any non-audit services to be performed by the independent auditors and considers the effect of such performance on the auditors' independence. The Financial Audit Committee met twice in 1997.

The Environmental, Safety and Social Responsibility Committee was created by the Board in January 1997. It monitors the environmental and safety compliance, respectively, of the Company and its subsidiaries and reviews and approves the scope of the Company's internal environmental and safety compliance audit programs to consider the adequacy and appropriateness of the programs being planned and performed, as well as periodically reviews the Company's commitment to, and implementation of, its principle to act in a socially responsible way. The Environmental, Safety and Social Responsibility Committee met informally several times in 1997 to discuss a transition program from a central committee responsible for overseeing these matters to a more global decentralized structure.

The Nominating Committee provides recommendations for potential nomination for election of new members of the Board of Directors. The Nominating Committee considers potential nominations provided by stockholders and submits suggested nominations, when appropriate, to the Board of Directors for approval. The Nominating Committee did not meet in 1997. Stockholders wishing to recommend persons for consideration by the Nominating Committee as nominees for election to the Company's Board of Directors can do so by writing to the Secretary of the Company at 1001 North 19th Street, Arlington, Virginia 22209, giving each such person's name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the person recommended of his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The Company's By-Laws also contain a procedure for stockholder nomination of directors. (See "Submission of Stockholder Proposals and Nominations" below.)

The Compensation Committee establishes rates of salary, bonuses, profit sharing contributions, grants of stock options, retirement and other compensation for all directors and officers of AES and for such other people as the Board may designate. All of the members of this committee are "disinterested persons" under the provisions of Rule 16b-3 adopted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee's primary responsibility is to formulate and maintain the compensation program of the Company in order to develop, retain (and attract, when necessary) people important to the Company's performance. This committee specifically acts to evaluate the performance and set the total compensation for the executive officers of the Company, including the CEO, in accordance with the guidelines discussed below. This committee has delegated to the CEO the power to set compensation for the non-executive officers. The Compensation Committee met once in 1997.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee's (the "Committee") guidelines for compensation of executive officers are designed to provide fair and competitive levels of total compensation while integrating pay with performance. Executive officers, including the CEO, are evaluated annually on the basis of both individual responsibilities and contributions, as well as Company-wide results in two related areas: (i) corporate culture (or principles) and (ii) business or functional area performance.

There are three elements in the Company's executive officer compensation program. These elements are:

     o    Base salary

     o    Annual incentive compensation

     o    Stock option program

Base salary is adjusted annually by the Committee to account for general economic and cost of living changes. Adjustments are also made periodically to recognize significant new or additional responsibilities of individual executive officers. The Committee's guidelines are to provide base salary compensation generally consistent with its interpretation of industry averages for individuals with similar responsibility levels.

Annual incentive compensation is based upon both objective and subjective measures in the areas of corporate culture and business or functional area performance, and generally takes the form of bonuses payable after year-end. With respect to corporate culture, the Company's shared principles of fairness, integrity, fun and social responsibility are integral to its operations and serve as its founding principles or values. These principles apply equally to the internal activities of the Company as well as its external relationships. Each executive officer's individual contribution to demonstrating and nurturing these shared values is reviewed by the Committee and considered as a factor in determining annual incentive compensation. Evaluations by the Committee in this area are inherently subjective.

The second area considered in the determination of annual incentive compensation is the individual executive officer's performance with respect to his or her related business responsibilities and/ or functional area. Although all aspects of an individual's responsibilities are considered in determining annual incentive compensation, several quantitative measures of annual performance are considered significant, including operating margin improvements, operating reliability, earnings per share contributions, environmental performance, and plant and Company-wide safety. The qualitative factors considered significant include business and project development progress, effective planning, Company-wide support, community relations and people development.

Important strategic successes or failures can take several years to translate into objectively measurable results. The Committee does not compute annual incentive compensation using a mathematical formula of pre-determined performance goals and objective criteria. As a result, the Committee's ultimate determination of the amount, if any, of annual incentive compensation is made at the end of each year based on a subjective evaluation of several quantitative and qualitative factors, with primary emphasis given this year to those factors listed in the preceding paragraph. There are no targeted, minimum or maximum levels of annual incentive compensation, and such compensation does not necessarily bear any consistent relationship to salary amounts or total compensation.

The Company's stock option program provides longer-term incentives using stock ownership to encourage people within the Company to think and act like owners. All executive officers and approximately 59% of the total people in the Company located in the United States participate in this program. The Company is also taking steps to incorporate those people who reside outside of the United States into this program by qualifying its stock option plan (or a similar plan) in each country where AES people currently reside or work. Stock options are usually granted annually at the fair market value on the date of grant and provide vesting periods to reward people for continued service to the Company. The Committee's determination of the number of options to be granted to executive officers is based upon the same factors as such officer's annual incentive compensation discussed above with additional consideration given to the number of options previously granted.

Since 1994, the Company has participated in an annual survey conducted by an outside consulting firm which encompasses over 400 public companies. Based in part on the survey results, the Committee established guidelines for suggested ranges of option grants to executive officers as well as the rest of the people in the Company. Based on the survey, the Committee established guideline ranges for eligible participants between the 50th and 90th percentile of similar companies. As with annual incentive compensation, the determination of an individual's grant is subjective and although the Committee has established suggested guidelines, the grants are not formula based.

Total compensation is reviewed to determine whether amounts are competitive with other companies whose operations are similar in type, size and complexity with those of the Company, as well as a broad range of similarly sized companies. Comparisons are made with published amounts, where available, and, from time to time, the Company also participates in various industry-sponsored compensation surveys in addition to the public-company survey described above. The industry-related companies include companies in the Peer Group Index as well as other similar non-public companies who participate in industry surveys. The Committee also has, in the past, engaged an independent compensation consultant to specifically review the level and appropriateness of executive officer compensation. Other than as described above, the Company uses the results of surveys, when available, for informational purposes only and does not target individual elements of or total compensation to any specific range of survey results (i.e., high, low or median) other than the Committee's suggested guidelines for stock option grants as discussed in the previous paragraph. Because each individual's compensation is determined, in part, by experience and performance, actual compensation generally varies from industry averages.

Executive officers also participate in the Company's profit sharing plan (or deferred compensation plan for executive officers) on the same terms as all other people in the Company, subject to any legal limitations on amounts that may be contributed or benefits that may be payable under the plan. Matching contributions and annual profit sharing contributions are made with the common stock of the Company to further encourage long-term performance. In addition, certain individuals of the Company participate in the Company's supplemental retirement plan, which provides supplemental retirement benefits to "highly compensated employees" (as defined in the Internal Revenue Code) of any amount which would be contributed on such individual's behalf under the profit sharing plan (or the deferred compensation plan for executive officers) but is not so contributed because of the limitations contained in the Internal Revenue Code.

In most cases, the Committee has taken steps to qualify income paid to any officer as a deductible business expense pursuant to regulations issued by the Internal Revenue Service pursuant to Section 162(m) of the Internal Revenue Code with respect to qualifying compensation paid to executive officers in excess of $1 million. Compensation earned pursuant to the exercise of options granted under the Company's former stock option plan (which was discontinued in 1991) is not considered for purposes of the $1 million aggregate limit, and exercises under the 1991 Plan are similarly excluded. The Committee will continue to consider the implications to the Company of qualifying all compensation as a deductible expense under Section 162 (m), but retains the discretion to pay bonuses commensurate with an executive officer's contributions to the success of the Company, irrespective of whether such amounts are entirely deductible. For 1997, portions of Mr. Bakke's cash compensation may not be deductible under
Section 162(m) of the Internal Revenue Code.

MR. BAKKE'S 1997 COMPENSATION

Mr. Bakke's compensation for 1997 was reviewed and approved by the Committee utilizing the guidelines discussed above. Specifically, the following primarily positive factors considered were:

     o Strong adherence by the people in the Company to its shared principles of integrity, fairness, social responsibility and fun, as indicated by the Company's internal values survey.

     o Improvement toward integrating shared principles, including improved awareness and commitment by AES people to the Company's principles (especially with respect to newly-acquired businesses).

     o Increase in the price of the Company's Common Stock from year end 1996 to year end 1997 of approximately 100%.

     o Net income and diluted earnings per share increased 48% and 36% from 1996 to 1997, respectively.

     o Significant development of new project and business opportunities, including:

          o    CEMIG, an integrated utility in the State of Minas Gerais, Brazil

          o EDEN and EDES, two distribution companies serving the province of Buenos Aires, Argentina

          o AES Sul, a distribution company serving the state of Rio Grande do Sul, Brazil

          o    Tau Power, an electricity and heating system in East Kazakstan

          o Destec Energy's international businesses, consisting of five plants in construction or operation, and numerous projects in development

          o Numerous project development successes represented by project financings, commencement of construction or new power sales contract awards, in Brazil, Mexico, Argentina, Australia, the United Kingdom and Pennsylvania

          o    Successful   completion  of  the  amalgamation   with  AES  China
               Generating Co. Ltd.

          o    Commencement of commercial operation of AES Lal Pir in Pakistan.

          o Successful public issuance of $825 million aggregate principal amount of senior subordinated notes, $550 million of term convertible preferred securities, $509 million of common stock, and an increase in the Company's short-term credit facility to $600 million.

          o An exceptional year in plant reliability and availability across the Company.

          o Continued excellent environmental performance below permitted levels (on average).

          o An increase in the Company's backlog of sales from $80 billion to $115 billion.

          o An increase in total net megawatts in operation, construction or under advanced development from approximately 9,000 to 18,000.

The following primarily negative factors considered were:

          o While the Company's overall safety record continued to improve in 1997, several very serious injuries occurred, including three (two amongst the Company's contractors) that resulted in loss of life.



Based on a subjective evaluation considering all of these factors, the Committee determined that an increase in total cash compensation of approximately 52% from 1996 to 1997 was appropriate as compared to an increase from 1995 to 1996 of approximately 40%. Of the total 1996 to 1997 increase, Mr. Bakke's base salary increased approximately 10% and his bonus increased approximately 76%. Stock option grants were for 55,209 shares. Stock options were granted at the fair market value of the underlying shares on the date of grant and vest at the rate of 50% per year through December 1999.

                                                Frank Jungers, Chairman

                                                Alice F. Emerson

                                                Robert H. Waterman, Jr.

--------------------------------------------------------------------------------
COMPENSATION OF EXECUTIVE OFFICERS

The following table discloses compensation received by the five most highly compensated executive officers for the three years ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                                 LONG TERM COMPENSATION
                            --------------------------------------------------------   -------------------------------------------
                                                                                           SECURITIES
NAME AND                                                             OTHER ANNUAL          UNDERLYING            ALL OTHER
PRINCIPAL POSITION           YEAR     SALARY ($)     BONUS ($)     COMPENSATION ($)     OPTIONS (#) (1)     COMPENSATION ($) (2)
-------------------------   ------   ------------   -----------   ------------------   -----------------   ---------------------
DENNIS W. BAKKE             1997       450,000      1,300,000             9,699              55,209                61,250
Chief Executive             1996       410,000        738,000            12,508              70,833                54,600
Officer and President       1995       367,000        450,000            19,377              70,000                39,775
ROGER W. SANT               1997       260,000        275,000                 0               4,167                39,400
Chairman of the Board       1996       246,000        378,000            19,298               6,250                36,560
                            1995       367,000        350,000            21,550             120,000                39,453
THOMAS A. TRIBONE           1997       200,000        800,000             2,920              16,667                32,500
Senior Vice President       1996       175,000        500,000            10,393              12,500                28,750
                            1995       160,000        150,000             8,924              23,000                15,960
MARK F. FITZPATRICK         1997       200,000        450,000           280,815*             13,542                32,500
Senior Vice President       1996       170,000        500,000           263,032*             12,500                27,200
                            1995       143,000        110,000           263,716*             21,000                22,523
BARRY J. SHARP              1997       200,000        650,000             3,553              13,542                32,500
Senior Vice President,      1996       170,000        325,000             8,951              11,250                28,200
Chief Financial Officer     1995       146,000        180,000             8,947              25,000                22,995

----------

*    Includes ex-patriate compensation.

(1) The number of options shown as compensation as of December 31, 1997 were for services rendered for 1997. Those stock options were awarded by the Compensation Committee of the Board in December 1997.

(2) This column constitutes Company contributions to The AES Corporation Profit Sharing and Stock Ownership Plan and the Employee Stock Ownership Plan of the Company or, in the case of Mr. Sant, Company allocations to the Deferred Compensation Plan for Executive Officers, and allocations to the Company's Supplemental Retirement Plan. Company allocations to the Deferred Compensation Plan for Executive Officers equal amounts which would have been contributed to such person's account under The AES Corporation Profit Sharing and Stock Ownership Plan and the Employee Stock Ownership Plan, if such person had been a participant therein. Specifically for 1997, (a) amounts allocated to the Deferred Compensation Plan for Executive Officers:
     Mr. Sant -- $20,500; (b) amounts contributed to The AES Profit Sharing and Stock Ownership Plan and Employee Stock Ownership Plan: Mr. Bakke -- $20,500; Mr. Tribone -- $20,500; Mr. Fitzpatrick -- $20,500; Mr. Sharp --
     $20,500; (c) amounts allocated to the Supplemental Retirement Plan: Mr. Bakke -- $40,750; Mr. Sant -- $18,900; Mr. Tribone -- $12,000; Mr.
     Fitzpatrick -- $12,000; Mr. Sharp -- $12,000.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on options granted for 1997 to the named executive officers.

                                             % OF TOTAL
                               NUMBER OR       OPTIONS
                              SECURITIES       GRANTED
                              UNDERLYING       TO ALL       EXERCISE
                                OPTIONS      AES PEOPLE     OR BASE                     GRANT DATE
                                GRANTED       IN FISCAL      PRICE      EXPIRATION     PRESENT VALUE
NAME                            (#)(1)          YEAR         ($/SH)        DATE           ($) (2)
--------------------------   ------------   ------------   ---------   ------------   --------------

DENNIS W. BAKKE
Chief Executive
Officer and President           55,209      7.9%           39.00         12/3/07        1,325,016

ROGER W. SANT
Chairman of the Board            4,167      0.6%           39.00         12/3/07          100,008

THOMAS A. TRIBONE
Senior Vice President           16,667      2.4%           39.00         12/3/07          400,008

MARK F. FITZPATRICK
Senior Vice President           13,542      1.9%           39.00         12/3/07          325,008

BARRY J. SHARP
Senior Vice President and
Chief Financial Officer         13,542      1.9%           39.00         12/3/07          325,008

----------

(1) All options are for shares of Common Stock of the Company. Options granted for services performed in 1997 were granted at the fair market value on the date of grant, and vest at the rate of 50% per year through December 1999.

(2) The Black-Scholes stock option pricing model was used to value the stock options on the grant date (December 3, 1997). The Company's assumptions under this model include an expected volatility of 39.5%, a 5.86% risk free rate of return and no dividends. The options have 10 year terms and vest at 50% per year. There were no adjustments made to account for vesting provisions, and no adjustments were made for non-transferability or risk of forfeiture.

     The use of such amounts and assumptions are not intended to forecast any possible future appreciation of the Company's stock price or dividend policy.

AGGREGATED  OPTION  EXERCISES IN LAST FISCAL YEAR,  AND FISCAL  YEAR-END  OPTION
VALUE

The following table provides information on option exercises in 1997 by the named executive officers and the value of such officers' unexercised options at December 31, 1997.

                                                                                   NUMBER OF
                                                                                   SECURITIES          VALUE OF
                                                                                   UNDERLYING         UNEXERCISED
                                                                                  UNEXERCISED        IN-THE-MONEY
                                                                                   OPTIONS AT         OPTIONS AT
                                                                                   FY-END (#)         FY-END ($)
                                                                                ---------------   ------------------
                                           SHARES ACQUIRED     VALUE REALIZED     EXERCISABLE/       EXERCISABLE/
NAME                                       ON EXERCISE (#)        ($) (1)        UNEXERCISABLE     UNEXERCISABLE (2)
---------------------------------------   -----------------   ---------------   ---------------   ------------------
DENNIS W. BAKKE
Chief Executive Officer and President               --                  --          677,049 /        26,073,216 /
                                                                                    179,076           4,123,239
ROGER W. SANT
Chairman of the Board                                                             1,080,386 /        44,283,457 /
                                                    --                  --           64,593           2,188,773
THOMAS A. TRIBONE
Senior Vice President                           57,938           2,083,740          298,655 /        12,071,018 /
                                                                                     45,962           1,054,141
MARK F. FITZPATRICK
Senior Vice President                           22,030             674,048          122,605 /         4,400,098 /
                                                                                     42,073           1,002,545
BARRY J. SHARP
Senior Vice President and
Chief Financial Officer                                                             230,675 /         9,065,657 /
                                                    --                  --           41,905           1,011,857

----------

(1) The amounts in this column have been calculated based upon the difference between the fair market value of the securities underlying each stock option on the date of exercise and its exercise price.

(2) The amounts in this column have been calculated based on the difference between the fair market value on December 31, 1997 of $46.625 per share for each security underlying such stock option and the per share exercise price.

--------------------------------------------------------------------------------

                  THE AES CORPORATION STOCK PRICE PERFORMANCE

                               [GRAPHIC OMITTED]



 MEASUREMENT PERIOD            THE AES
(FISCAL YEAR COVERED)         CORPORATION         S&P 500        1997 PEER GROUP
---------------------         -----------         -------        ---------------
         1992                   100.00            100.00              100.00
         1993                   129.88            110.08              102.75
         1994                   111.80            111.53               84.30
         1995                   136.87            153.45               98.34
         1996                   266.59            188.68              139.73
         1997                   534.62            251.63              180.14



PEER GROUP INDEX*

The 1997 Peer Group consists of the following publicly-traded companies in the global power generation industry: Edison International, CMS Energy Corporation, CalEnergy Company, Inc., and National Power, PLC.

The 1997 Peer Group Index reflects the weighted average total return for the entire Peer Group calculated for the period in which the Company's equity securities were registered with the Securities and Exchange Commission pursuant to the Exchange Act, from a base of 100. In compliance with Securities and Exchange Commission regulations, the returns of each company in the 1997 Peer Group Index have been weighted according to their market capitalization as of the beginning of the period.

The Report of the Compensation Committee on Executive Compensation and The AES Corporation Stock Price Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act.

----------

*    Excludes The AES Corporation

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on the Company's review of reports filed under Section 16(a) of the Securities Exchange Act and certain representations, the Company believes that there were no reports which were not reported on a timely basis and no known failure to file a required form, except that Mr. Hemphill did not timely report the sale of 26,178 shares on Form 4; Mr. Paul Stinson did not timely report the sale of 2,939 shares in his AES Profit Sharing and Stock Ownership Plan account on Form 4; and Mr. Tribone did not timely report the sale of 2,000 shares on Form 4.

PROPOSAL 2
APPOINTMENT OF AUDITORS

The  Board  of  Directors  has  appointed  Deloitte  &  Touche  LLP,  a firm  of independent public accountants, as auditors to examine and report to stockholders for the year 1998. Deloitte & Touche LLP has acted as the Company's independent auditors since 1981. The appointment was made upon the recommendation of the Financial Audit Committee of the Board of Directors. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders ratify the appointment of Deloitte & Touche LLP, and intends to introduce at the forthcoming Annual Meeting the following resolution (designated herein as Proposal 2):

      "RESOLVED, that the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for this Company for the year 1998 is hereby approved, ratified and confirmed."

The affirmative vote of the holders of a majority of shares of Common Stock entitled to notice of and to vote at the Annual Meeting of Stockholders, at which a quorum is present, is necessary for the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year 1998.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Any stockholder entitled to vote in the election of directors and who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the stockholders at the 1999 Annual Meeting. Any such proposal should be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary, The AES Corporation, 1001 North 19th Street, Arlington, Virginia 22209 and must be received no later than November 23, 1998. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. The chairperson of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedure.

AES's By-Laws contain a procedure for stockholder nomination of directors. The By-Laws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders meeting only if written notice is given to the Secretary of AES of the intent to make such nomination. The notice must be given, with respect to an annual meeting, not later than 90 days in advance of such annual meeting and with respect to a special meeting, not later than the close of business on the seventh day following the earlier of (a) the date on which notice of such special meeting is first given to stockholders and (b) the date on which a pub-lic announcement of such meeting is first made. Each notice must include (i) the name and address of each stockholder who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is to be made by the stockholder; (iii) such other information regarding each nominee proposed by such stockholder as would have been included in a proxy statement filed pursuant to Rule 14a-8 under the Exchange Act; and
(iv) the consent of each nominee to serve if elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure. The procedure for stockholder nomination of directors described above may have the effect of precluding a nomination for election of directors at a particular meeting if the required procedure is not followed.

SOLICITATION OF PROXIES

Proxies will be solicited by mail, telephone, or other means of communication. The Company has retained the services of First Chicago Trust Company of New York and Corporate Investor Communications, Inc. to assist in the solicitation of proxies from stockholders for a fee, including its expenses, estimated at $3,500. In addition, solicitation may be made by directors, officers, and regular employees of the Company. The Company will reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the National Association of Securities Dealers, Inc., for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne by the Company.

FORM 10-K ANNUAL REPORT

ANY STOCKHOLDER WHO DESIRES A COPY OF THE COMPANY'S 1997 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY OBTAIN A COPY (EXCLUDING EXHIBITS) WITHOUT CHARGE BY ADDRESSING A REQUEST TO THE SECRETARY, THE AES CORPORATION, 1001 NORTH 19TH STREET, ARLINGTON, VIRGINIA 22209. EXHIBITS ALSO MAY BE REQUESTED, BUT A CHARGE EQUAL TO THE REPRODUCTION COST THEREOF WILL BE MADE. STOCKHOLDERS MAY ALSO VISIT THE COMPANY'S WEB SITE AT HTTP://WWW.AESC.COM

By Order of the Board Of Directors,


/s/ William R. Luraschi
William R. Luraschi
Vice President and Secretary

--------------------------------------------------------------------------------
                                      PROXY

                               THE AES CORPORATION
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

          THE AES CORPORATION FOR ANNUAL MEETING ON APRIL 21, 1998.

   THE UNDERSIGNED hereby appoints Roger W. Sant or Dennis W. Bakke, or either of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of The AES Corporation ("AES") to be held at 9:30 a.m. EST on Tuesday, April 21, 1998 at 1001 N. 19th St., Arlington, VA 22209, or at any adjournment thereof, and to vote at such meeting the shares of common stock of AES the undersigned held of record on the books of AES on the record date for the meeting for the election for the nominees listed below, on Proposals 1 and 2, referred to on the reverse side and described in the Proxy Statement, and on any other business before the meeting, with all powers the undersigned would possess if personally present.

                                                  (change of address/comments)

   ELECTION OF DIRECTORS, NOMINEES:

Roger W. Sant            Dennis W. Bakke          ______________________________
Alice F. Emerson         Hazel R. O'Leary         ______________________________
Robert F. Hemphill, Jr.  Thomas I. Unterberg      ______________________________
Francis Jungers          Robert H. Waterman, Jr.  ______________________________
John H. McArthur
                                                  (If you  have  written  in the
                                                  above  space,  please mark the
                                                  corresponding   box   on   the
                                                      reverse side of this card)

INDEPENDENT AUDITORS

DELOITTE & TOUCHE LLP

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARE UNLESS YOU SIGN AND RETURN THIS CARD.

                         (TO BE SIGNED ON REVERSE SIDE)
================================================================================

[X]  Please mark your votes as in this example.

   This proxy when properly executed will be voted in the manner herein. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

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     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR COMPANY PROPOSALS 1 AND 2.
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1.   Election of Directors (see reverse)  2.  Ratification  of apppointment  of
        [ ] FOR    [ ] WITHHELD               independent auditors

                                              [ ] FOR  [ ] AGAINST [ ] ABSTAIN


For,   except  vote  withheld  from  the  Change of Address/
following nominees(s):                    Comments on Reverse Side [  ]
                                          All as more particularly described in
________________________________________  the  Proxy Statement relating to such meeting, receipt of which  is  hereby
                                          acknowledged.
                                          Please  sign  exactly as name appears
                                          herein, Joint owners should each sign.
                                          When signing as attorney,   executor,
                                          administrator, trustee or   guardian,
                                          please give full title as such.


                                          _____________________________________

                                          _____________________________________
                                             Signatures(s)   Date






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